EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER GARY SMITH

BIRMINGHAM, Ala. (January 30, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Gary A. Smith, Senior Vice President and Chief Financial Officer of the Company, is retiring effective June 1, 2012. The Company has commenced a search for his replacement with the goal of ensuring a smooth and orderly transition.

Mr. Smith joined Hibbett in April 2001 as Vice President and Chief Financial Officer when the Company had 282 stores in 19 states, predominantly in the Southeast.  Today, Hibbett has over 800 stores in 26 states.  Prior to joining Hibbett, Mr. Smith served in senior financial positions with Parisian for most of his career.

Jeff Rosenthal, President and Chief Executive Officer, stated, “We are sorry to see Gary leave us, but regrettably understand his choice to retire and spend more time with his family.  On behalf of the entire organization, we thank Gary for his contributions and commitment to Hibbett.  Gary has been a key contributor to our growth and success over the past 12 years.  He has built an exceptional financial organization at Hibbett, and his successor will inherit a very capable team.”

Mr. Smith added, “It has been my pleasure to serve as the Chief Financial Officer of Hibbett Sports. I have enjoyed my time with Hibbett and am extremely proud of what we, as a team, have accomplished during my tenure.  I look forward to watching Hibbett Sports continue to grow and prosper.”

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding future growth and prosperity.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 29, 2011, and the “MD&A” section on our Quarterly Reports on Form 10-Q filed on June 3, September 6, and December 6, 2011. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1